SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): December 16, 2010

TIANLI AGRITECH, INC.
(Exact name of registrant as specified in its charter)

British Virgin Islands	001-34799	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite F, 23rd Floor, Building B, Jiangjing Mansion
228 Yanjiang Ave., Jiangan District, Wuhan City
Hubei Province, China 430010
(Address of principal executive offices)

Registrant’s telephone number, including area code: (+86) 27 8274 0726

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Entry Into a Material Definitive Agreement.

On December 16, 2010, Wuhan Fengze Agricultural Science and Technology Development Co., Ltd., our variable interest entity in China, has entered into an Asset Purchase Contract to acquire the rights to 462 acres of land in Wuhan City, together with the buildings and certain equipment located on the land (collectively, the “Assets”).  The property was formerly known as Hengdian Farm.  The purchase price for the Assets is RMB 9.8 million (subject to adjustment upon the basis of an inventory of the equipment to be transferred), of which $400,000 was paid as a deposit.  It is anticipated that an additional expenditure of approximately $500,000 will be required to upgrade the farm’s facility and transfer breeding stock to the farm to make it fully operational.   The property has a capacity of 20,000 hogs and should reach capacity in 2012.

Item 7.01. Regulation FD Disclosure.

On December 16, 2010, we issued a press release announcing that we had entered into an agreement to purchase  a land lease for certain real estate located in Wuhan City formerly known as Hengdian Farm, together with the buildings and equipment located on the property.A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such Section, nor shall it be deemed incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Asset Purchase Agreement dated December 16, 2010 by and among Wuhan Taida Breeding Co., Ltd., Guangjun Huang and Wuhan Fengze Agricultural Science and Technology Development Co., Ltd.

99.1	Press Release: Tianli Agritech, Inc. Acquires 10th Hog Farm.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIANLI AGRITECH, INC.

By:	/s/ Hanying Li
Hanying Li
Chief Executive Officer

Dated: December 16, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Asset Purchase Agreement dated December 16, 2010 by and among Wuhan Taida Breeding Co., Ltd., Guangjun Huang and Wuhan Fengze Agricultural Science and Technology Development Co., Ltd.

99.1	Press Release: Tianli Agritech, Inc. Acquires 10th Hog Farm.